UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 8, 2007

RESTORATION HARDWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24261	68-0140361
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite J, Corte Madera, California	94925
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Merger Agreement

On November 8, 2007, Restoration Hardware, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Home Holdings, LLC, a Delaware limited liability company (“Parent”), and Home Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Catterton Partners.

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation of the merger (the “Merger”). In the Merger, each share of common stock of the Company, other than those held by the Company, any subsidiary of the Company, Parent, or Merger Sub, and other than those shares with respect to which dissenters rights are properly exercised, will be cancelled and converted into the right to receive $6.70 per share in cash (the “Merger Consideration”). Except as otherwise provided in the Merger Agreement, all outstanding options to acquire shares of Company common stock, whether vested or unvested, will at the effective time of the Merger be cancelled and holders of such options will receive an amount in cash, without interest and less any required withholding taxes, equal to the excess, if any, of the Merger Consideration over the exercise price per share for each share subject to the option. Except for non-employee director restricted stock units which fully vest and will be cashed out at closing and other restricted stock units which vest in full immediately prior to the effective time of the Merger, each restricted stock unit which is outstanding and unvested as of the effective time of the Merger will either be assumed with a comparable equity award of Parent or replaced with a cash incentive program of the Company, which in either case preserves the compensation element of such restricted stock units existing at the effective time of the Merger. The cash incentive program will provide for subsequent payout in cash on each subsequent vesting date of an amount equal to the Merger Consideration (or, if the restricted stock unit provides for payments to the extent the value of such shares exceed a specified reference price, the amount, if any, by which the value of the Merger Consideration exceeds such reference price).

Concurrently with the execution of the Merger Agreement, Gary G. Friedman, the Chairman, President and Chief Executive Officer of the Company, Glenhill Advisors, Palo Alto Investors, and Reservoir Capital (each, a “Rollover Participant” and collectively, the “Rollover Participants”) each entered into a rollover agreement with Parent (the “Rollover Agreements”) pursuant to which such Rollover Participants agreed to contribute, immediately prior to the effective time of the Merger, a portion of his or its shares of the Company’s common stock owned beneficially or of record by such Rollover Participant to Parent in the aggregate amount of 8,003,842 shares of Company common stock (the “Rollover Shares”) in exchange for a pro rata equity interest in Parent. In addition, Vardon Capital Management, LLC (“Vardon Capital”) entered into an investment agreement with Parent (the “Investment Agreement”) pursuant to which Vardon Capital (together with the Rollover Participants, the “Participants”) agreed to make a cash investment in Parent in an amount equal in value to 3,449,055 shares of Company common stock (at a value equal to the Merger Consideration) immediately prior to the effective time of the Merger in exchange for a pro rata equity interest in Parent. The obligations of the Participants are subject to (i) the satisfaction or waiver by Parent the mutual conditions to closing of the Merger and Parent’s conditions to closing in the Merger Agreement (other than the condition that the Rollover Shares are contributed to Parent and Vardon Capital fulfills its obligations to invest in Parent an amount equal in value to 3,449,055 shares of Company common stock) and (ii) the satisfactory agreement of the Participants and Parent on the customary terms of a shareholders’ agreement. The Rollover Agreements and the Investment Agreement terminate (a) at the election of the respective Participant upon an Adverse Recommendation Change (as such term is defined in the Merger Agreement) made by the Board of Directors (or the Independent Committee) or (b) automatically, on the earliest to occur of (i) the effective time of the Merger (assuming that the Participant has performed his or its obligations prior to the Effective Time), (ii) the termination of the Merger Agreement, and (iii) June 30, 2008. The contribution by the Rollover Participants of the 8,003,842 Rollover Shares to Parent and fulfillment by Vardon Capital of its obligation to invest in Parent in an amount equal in value to 3,449,055 shares of Company common stock would satisfy the conditions to closing to the Merger Agreement with respect to such Rollover Shares and obligation to invest described in the following paragraph. The Company is an express third party beneficiary to the Rollover Agreements and the Investment Agreement.

Completion of the Merger is subject to various closing conditions including: (i) approval by the holders of two thirds of the shares of the Company’s outstanding common stock; (ii) approval by the holders of a majority of the shares of the Company’s common stock (excluding shares held by the Participants) that are present and voting at the stockholders meeting to consider the Merger; (iii) contribution of a minimum of 8,003,842 million Rollover Shares to Parent by the Rollover Participants pursuant to the Rollover Agreements; (iv) fulfillment by Vardon Capital of its obligation to invest in Parent in an amount equal in value to 3,449,055 shares of Company common stock pursuant to the Investment Agreement; and (v) other customary closing conditions, including regulatory approvals. The transaction is not subject to any financing contingency other than the performance by the Participants of their commitments to contribute equity (or in the case of Vardon Capital, cash) in the transaction. The parties currently expect that the Merger will be completed in the first quarter of 2008.

An independent committee of the Company’s Board of Directors (the “Independent Committee”) unanimously, and the members of the Company’s Board of Directors by unanimous action of those directors who voted, determined that the Merger is fair to, in the best interests of, the Company and its stockholders other than the Participants, and upon the unanimous recommendation of the Independent Committee, the members of the Company’s Board of Directors by unanimous action of those directors who voted, approved, the Merger Agreement and declared its advisability. UBS Securities, LLC is acting as financial advisor to the Independent Committee.

The Company is permitted to encourage and solicit proposals for a competing transaction from third parties from November 8, 2007 through 11:59 p.m., New York City time, on December 13, 2007 (the “Go Shop Period”). After that date, the Company may continue discussions with any “Excluded Party,” which is defined in the Merger Agreement as a person that delivers prior to the end of the Go Shop Period a written Acquisition Proposal that the Board of Directors (or the Independent Committee) determines in good faith (after consultation with outside counsel and its financial advisor) constitutes or would reasonably be expected to lead to a Superior Proposal (as such term in defined in the Merger Agreement) as of the end of the Go Shop Period. Except with respect to Excluded Parties, after the Go Shop Period, the Company is subject to a “no–shop” restriction on its ability to solicit competing proposals, provide non-public information to and engage in discussions or negotiations with third parties regarding a competing proposal. During the no-shop period the Company may only provide information and participate in discussions with respect to any third party proposal submitted after that date if the Board or Independent Committee determines in good faith that such proposal (i) was unsolicited and did not otherwise result from a material breach of the no shop and other provisions in Section 5.3 of the Merger Agreement, (ii) constitutes or would reasonably be expected to lead to a Superior Proposal, and (iii) with respect to which the failure to furnish information to and negotiate with the bidder would be inconsistent with the fulfillment of the Board’s fiduciary duties.

During the Go Shop Period UBS Securities, LLC will assist the Independent Committee with respect to the solicitation of proposals for a competing transaction. The Independent Committee retains full discretion as to how it will review and respond to any competing proposals.

The Merger Agreement contains certain termination rights for both Parent and the Company.

•

If Parent terminates the Merger Agreement as a result of the Merger not closing on or before April 30, 2008, Parent’s failure to comply in all material respects with its covenants in the Merger Agreement is not the primary cause of the delay, and if an Acquisition Proposal (as such term is defined in the Merger Agreement) has been made and not withdrawn prior to the termination of the Merger Agreement and any Acquisition Proposal is signed or closed within 12 months after termination, then the Company is required to pay Parent a termination fee of $10,680,000 and reimburse the Parent for its reasonable out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the Merger Agreement.

•

If either the Company or Parent terminates the Merger Agreement as a result of not receiving (i) the approval of the holders of two thirds of Company’s outstanding common stock; and (ii) the approval of the holders of a majority of the shares of the Company’s common stock which (excluding shares held by the Participants) are present and voting at the stockholders meeting to approve the Merger, the Company is required to pay a no vote fee of $2,670,000 and, if an Acquisition Proposal has been made and not withdrawn at least 10 business days prior to the stockholders meeting, and any Acquisition Proposal is signed or closed within 12 months after termination, the Company is required to pay the termination fee of

$10,680,000 and reimburse Parent for its reasonable out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the Merger Agreement, less any amount previously paid for the no vote fee.

•

If Parent terminates the Merger Agreement as a result of the Company failing to cure a breach (other than breaches of Section 5.3 of the Merger Agreement) within the time permitted such that the mutual conditions to closing of the Merger or Parent’s conditions to closing of the Merger would not be satisfied, the Company is required to pay Parent’s reasonable out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the Merger Agreement, and if an Acquisition Proposal has been made and not withdrawn prior to termination of the Merger Agreement and any Acquisition Proposal is signed or closed within 12 months after termination, then the Company is required to pay Parent a termination fee of $10,680,000 (provided that no fee will be required to be paid if Parent’s termination is based primarily on any representation or warranty, that was true as of the date of the Merger Agreement, having become untrue as of a date subsequent to the date of the Merger Agreement).

•

If Parent terminates the Merger Agreement as a result of the Company (i) making an Adverse Recommendation Change (as such term is defined in the Merger Agreement), (ii) approving, adopting, endorsing or recommending (A) any Acquisition Proposal or (B) a letter of intent or definitive agreement for an Acquisition Proposal or entering into any such agreement, (iii) after the Go Shop Period, failing to publicly reaffirm its recommendation of Parent’s proposal within 10 business days after the date of any Acquisition Proposal or material modification thereto from a person other than an Excluded Party, (iv) breaching the non-solicitation and other covenants in Section 5.3 of the Merger Agreement in any material respect, or (v) authorizing or publicly proposing any of the above, then the Company is required to pay Parent a termination fee of $10,680,000 and reimburse Parent for its reasonable out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the Merger Agreement.

•

If the Company terminates the Merger Agreement as a result of Parent or Merger Sub failing to cure a breach of its covenants within the time permitted (except for breaches by Parent of the pre-closing covenants in Section 5.1 of the Merger Agreement) such that the mutual conditions to closing of the Merger or the Company’s conditions to closing of the Merger would not be satisfied, Parent is required to pay the Company a termination fee of $10,680,000 and reimburse the Company for its reasonable out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the Merger Agreement.

•

If the Company terminates the Merger Agreement in order to accept a Superior Proposal that did not result from a material breach of Section 5.3 of the Merger Agreement and Parent has not matched such proposal within the time permitted from notice of such proposal, the Company is required to pay to Parent (i) a termination fee of $6,675,000 if the Superior Proposal was made by an Excluded Party and reimburse Parent for its reasonable out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the Merger Agreement, up to a maximum of $1,335,000, or (ii) a termination fee of $10,680,000 if the Superior Proposal was made by a party other than an “Excluded Party” and reimburse Parent for its reasonable out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the Merger Agreement.

•

If the Company terminates the Merger Agreement as a result of the Merger not closing on or before the third business day after all of the mutual conditions to closing of the Merger and Parent’s conditions to closing of the Merger are satisfied, Parent is required to pay the Company a termination fee of $10,680,000 and reimburse the Company for its out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the Merger Agreement.

The Merger Agreement is attached as Exhibit 2.1 hereto and is incorporated by reference herein. The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Stockholder Voting Agreements

In connection with the Merger Agreement, each of the Participants and Gary G. Friedman, the Chairman, President and Chief Executive Officer of the Company, which collectively own approximately 17,896,054 shares of the Company’s common stock representing 46.1% of the outstanding common stock of the Company (the “Voting Agreement Stockholders”), entered into separate stockholder voting agreements with the Company providing, among other things, that they have agreed to vote for and support the Merger with Parent. The amount of shares of the Participant funds and Gary G. Friedman that are subject to stockholder voting agreements are as follows: Glenhill Advisors funds: 4,991,471 shares in the aggregate; Palo Alto Investors funds: 4,474,800 in the aggregate, Vardon Capital funds: 3,449,055 , Reservoir Capital funds: 2,526,509 and Gary G. Friedman, 2,454,219.

If the Company terminates the Merger Agreement in connection with an alternative transaction that constitutes a Superior Proposal that is entered into prior to the end of the Go Shop Period or after such period if the alternative transaction is with an Excluded Party and such transaction provides for either an all cash offer or a combination of cash and non-cash consideration where holders of the Company’s common stock may elect to receive all cash consideration without any cutback or proration and the Board of Directors’ recommendation in favor of the adoption of such transaction has not been adversely modified or withdrawn, then the Voting Agreement Stockholders have agreed to vote in favor of the alternative transaction upon the written request of the Board or the Independent Committee.

The form of Stockholder Voting Agreement entered into with Gary G. Friedman, Glenhill Advisors, Palo Alto Investors, and Reservoir Capital is attached as Exhibit 99.1 hereto and incorporated by reference herein, and the Stockholder Voting Agreement entered into with Vardon Capital is attached as Exhibit 99.2 hereto and incorporated by reference herein. The foregoing description of the Stockholder Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Stockholder Voting Agreements.

Bank Waiver

In connection with the Merger, the Company and The Michaels Furniture Company, Inc. entered into a waiver (the “Waiver”) with Bank of America, N.A., The CIT Group/Business Credit, Inc. and Wells Fargo Retail Finance, LLC (collectively, the “Lenders”), dated as of November 8, 2007, pursuant to which the Lenders waived any event of default under that certain Eighth Amended and Restated Loan and Security Agreement among the Company, The Michaels Furniture Company, Inc. and the Lenders, dated as of June 19, 2006 (the “Credit Agreement”), that would otherwise arise due to a change of control of the Company resulting from the Merger. In addition, the Waiver amended the definition of “Change in Control” in the Credit Agreement to exclude certain transactions with Catterton Partners.

ITEM 7.01	REGULATION FD DISCLOSURE

Press Release

On November 8, 2007, the Company issued a press release announcing the execution of the Merger Agreement. The press release is furnished hereto as Exhibit 99.3.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated November 8, 2007, by and among Restoration Hardware, Inc., Home Holdings, LLC and Home Merger Sub, Inc.

99.1	Form of Stockholder Voting Agreement entered into with Gary G. Friedman, Glenhill Advisors, Palo Alto Investors, and Reservoir Capital.

99.2	Stockholder Voting Agreement entered into with Vardon Capital.

99.3	Press Release, dated November 8, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE, INC.

Date: November 8, 2007	By:	/s/ Chris Newman
	Name:	Chris Newman
Senior Vice President and Chief Financial Officer

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated November 8, 2007, by and among Restoration Hardware, Inc., Home Holdings, LLC and Home Merger Sub, Inc.

99.1	Form of Stockholder Voting Agreement entered into with Gary G. Friedman, Glenhill Advisors, Palo Alto Investors, and Reservoir Capital.

99.2	Stockholder Voting Agreement entered into with Vardon Capital.

99.3	Press Release, dated November 8, 2007.